Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Files No. 333-123321 and 333-180369) pertaining to the Israeli share option plan (2003) of Mer Telemanagement Solutions Ltd. and the Mer Telemanagement Solutions Ltd. 2006 Stock Option Plan of our report dated March 12, 2014 with respect to the consolidated financial statements of Mer Telemanagement Solutions Ltd. included in the Annual Report on Form 20-F for the year ended December 31, 2013.

Tel - Aviv, Israel March 12, 2014	/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global